Exhibit 10.2

Revised Media Advertising Agreement

This Revised Agreement (the “Agreement”) is made this July 1, 2016 (the “Execution Date”), by and between AI & J Media INC. Located at 48 Wall Street, 11th Floor, New York, New York 10005 hereinafter sometimes referred to as Consultant and Protea Biosciences Group, Inc. located at 955 Hartman Run Road, Morgantown, WV 26507 hereinafter sometimes referred to as the Company.

WHEREAS, Consultant is a media company which specializes in assisting companies identify the proper media outlets which allow companies to disseminate information about their business plan. AI & J Media INC. does not and will not promote said company. The Consultant is strictly a media agent for advertising.

WHEREAS, the Company, its subsidiaries, affiliates, directors, representatives and clients, collectively referred to as the Company, desires to have Consultant identify and arrange meeting(s) with advertising sources for Protea Biosciences Group, Inc.

WHEREAS, the Company desires to retain Consultant for the purposes of consulting with the Company for potential sources of media in addition to making strategic advertising introductions.

WHEREAS, Consultant is willing to accept the Company as a client.

NOW THEREFORE, in consideration of the mutual covenants herein contained, it is agreed:

1.	ENGAGEMENT: Consulting services (the “Services”) consist of the following: Consultant will introduce the Company to potential sources of media, marketing agreement(s) and/or other strategic alliances which may benefit the Company in the performance of implementing its business plan(s), including but not limited to radio and television media spots; various media publications; and internet podcasts.

2.	TIME OF PERFORMANCE: The Services to be performed under this Agreement shall commence upon execution of this Agreement and shall continue until completion, which is generally expected to (90) ninety days.

3.	COMPENSATION TO BE PAID BY THE COMPANY: The Company agrees to pay a fee to Consultant for the Services described herein and pay for work performed on behalf of the Company in the form of cash and/or common stock as agreed by the parties. Said fees are payable as follows:

i.	$29,000 due in cash upon execution of this Agreement, to be paid in equal biweekly payments

ii.	$28,000 due in cash 30 days from the Execution Date, to be paid in equal biweekly payments

iii.	$28,000 due in cash 60 days from the Execution Date, to be paid in equal biweekly payments

iv.	300,000 restricted PRGB shares due at Execution Date,

All cash payments shall be made by wire transfer as follows:

Account Name: AI & J Media, Inc.

Bank:

ABA No.:

Account No.:

4.	LIMITATION OF LIABILITY: If Consultant fails to perform its duties under the Agreement, its entire liability to the Company shall not exceed the amount of compensation Consultant has received from the Company. The company's entire liability under this contract shall not exceed the payment in cash.

5.	CONFIDENTIALITY/NONDISCLOSURE/NON-CIRCUMVENTION:

i.	Until such time as the same may become publicly known, Consultant agrees that any information of a confidential nature will not be revealed or disclosed to any person or entity, except in the performance of this Agreement, and upon written request of the Company all materials provided by the Company will be returned to the Company.

6.	NOTICES: All notices hereunder shall be in writing and addressed to the party at the address herein set forth, or at such other address as to which notice pursuant to this section may be given, and shall be given by personal delivery, by certified mail, express mail, or national overnight courier services. Notices will be deemed given upon the earlier of the actual receipt or three (3) business days after being mailed or delivered to such courier service.

Notices shall be addressed to Consultant at:

AI & J Media INC.

48 Wall Street, 11th Floor

New York, NY 10005

Notices shall be addressed to Company at:

Protea Biosciences Group, Inc.

955 Hartman Run Road

Morgantown, WV 26507

Any notices to be given hereunder will be effective if executed by and sent by the attorneys for the parties giving such notice, and in connection therewith the parties and their respective counsel agree that in giving such notice such counsel may communicate directly in writing with such parties to the extent necessary to giving such notice.

7.	SEPARABILITY: If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, such provision, to the extent invalid, illegal or unenforceable, and provided that such provision is not essential to the transaction provided for by this Agreement, shall not affect other provisions hereof, and the Agreement shall be construed as if such provision had been contained herein.

8.	MISCELLANEOUS:

i.	Governing Law: This Agreement shall be governed by the laws of the State of New York, New York County, and of the United States District Court for the Southern District of New York for any lawsuits, actions or other proceedings arising out of or relating to this Agreement and agree not to commence any such lawsuit, action or other proceeding except in such courts. The Company and the Consultant further agree that service of any process, summons, notice or document by mail, return receipt requested, to the address of such party set forth above shall be effective service of process for any lawsuit, action or other proceeding brought against such party in any such court. The Company and the Consultant hereby irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, action or other proceeding arising out of or relating to this Agreement in the courts of the State of New York, New York County, and of the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, action or other proceeding brought in any such court has been brought in an inconvenient forum;

ii.	Currency: In all instances, references to dollars shall be deemed to be United States dollars;

ii.	Multiple Counterparts: This Agreement may be executed in multiple counterparts, each of which shall be deemed an original. It shall be necessary that each part execute each counterpart.

iv.	Amendment. This Agreement may only be amended or modified in a writing signed by both of the parties and referring to this Agreement.

Entire Agreement. This Agreement constitutes the entire agreement and final understanding of the parties with respect to the subject matter of this Agreement and supersedes and terminates all prior and/or contemporaneous understandings and/or discussions between the parties, whether written or verbal, express or implied, relating in any way to the subject matter of this Agreement.

Executed as a sealed instrument as of the day and year first above written.

AI & J Media INC.

By:	/s/ Alexander Antonopoulos
Alexander Antonopoulos, Duly Authorized Signatory

Protea Biosciences Group, Inc.

By:	/s/ Stephen Turner
Stephen Turner, Chief Executive Officer